Exhibit 10.2

TINTRÍ, INC.

CEO EMPLOYMENT AGREEMENT

This CEO EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of the last date signed below, (the “Effective Date”) by and between Tintrí, Inc. (the “Company”), and Ken Klein (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. On and after October 21, 2013 (the “Start Date”), Executive will serve as Chief Executive Officer of the Company and Chairman of the Board of Directors (the “Board”) of the Company. Executive will render such business and professional services as shall reasonably be assigned to him by the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate boards of directors or committees thereof that are not competitive with the Company (as determined in good faith by the Board).

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Compensation.

(a) Base Salary. The Company will pay Executive as compensation for his services a base salary at the annualized rate of three hundred fifty thousand dollars ($350,000) (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b) Annual Bonus. Executive shall be afforded a target bonus opportunity of at least fifty percent (50%) of Base Salary, based on performance objectives determined by the Board after consultation with Executive, payable biannually (the “Target Bonus”), subject to withholding. The Target Bonus will be prorated for the first partial year of service.

(c) Equity Awards.

(i) Stock Option Grant. On the Start Date, Executive shall be granted an early exercisable nonstatutory stock option (the “Stock Option”) to purchase a total of four million one hundred twenty seven thousand nine hundred thirty seven (4,127,937) shares of Company common stock (equivalent to 6.15% of the Company’s fully diluted equity (as defined below)) with a per share exercise price equal to the fair market value of the shares on the date of grant. The Stock Option shall have a maximum term of ten (10) years (or shorter upon termination of Executive’s employment and director relationship with the Company) and, subject to accelerated vesting as set forth elsewhere herein, shall vest as follows: one forty-eighth (1/48th) of the shares subject to the Stock Option shall vest on each month following the Start Date on the same day of the month as the Start Date, so as to be one hundred percent (100%) vested on the four (4) year anniversary of the Start Date, conditioned upon Executive’s continued service with the Company as of each vesting date. Except as specified otherwise herein, the Stock Option grant is in all respects subject to the terms, definitions and provisions of the Tintrí, Inc. 2008 Stock Plan, as amended (the “Stock Plan”) and the standard form of early exercise stock option agreement thereunder (the “Option Agreement”).

Executive may exercise the Stock Option by entering into a fifty-one percent (51%) recourse promissory note, in a form mutually acceptable to Executive and the Company (the “Note”), in the amount of the Stock Option’s aggregate exercise price. The Note shall bear interest at the “applicable Federal rate” within the meaning of Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”), with such interest accruing semiannually and payable at the same time that the principal of the Note shall be repaid. The Note shall be fully repaid upon the earliest to occur of: (i) the last business day immediately prior to the date on which the Company’s Form S-1 (or other similar form) filed with the Securities and Exchange Commission in connection with the Company’s initial public offering of common stock of the Company ceases to be a confidential filing, (ii) the last business day immediately prior to a Change of Control (as defined below), (iii) the date upon which the Company terminates Executive’s employment with the Company for Cause (as defined below), (iv) the date of Executive’s termination of his employment with the Company other than for Good Reason, (v) the second (2nd) anniversary of the date of the Company’s termination of Executive’s employment with the Company for a reason other than Cause, (vi) the second (2nd) anniversary of the date of Executive’s termination of his employment with the Company for Good Reason, (vii) the second (2nd) anniversary of the date of the termination of Executive’s employment with the Company due to his death or Disability (as defined below), or (viii) the seventh (7th) anniversary of Executive’s employment commencement date with the Company.

For the purposes of this Agreement, “fully-diluted equity” means, as of the Stock Option’s grant date, the outstanding common stock, outstanding preferred stock, instruments convertible into common stock on an as-converted basis, shares that will be subject to the Stock Option, shares subject to other outstanding options and equity awards, and any shares remaining available for issuance under any equity compensation plan of the Company.

(ii) 2011 Equity Award. Executive’s stock option to purchase a total of two hundred fifty seven thousand (257,000) shares of Company common stock granted in 2011 shall remain outstanding and shall continue to vest in accordance with its terms.

(iii) 2013 Equity Award. Executive’s stock option to purchase a total of one hundred thousand (100,000) shares of Company common stock granted in 2013 shall be forfeited in its entirety and Executive no longer shall have any rights with respect to such award or any shares underlying such award.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. Executive will be entitled to a minimum of four (4) weeks of paid vacation days per year. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Severance.

(a) Termination Without Cause: Resignation for Good Reason; Death or Disability, Not During the Change of Control Period. If Executive’s employment with the Company is (I) terminated by the Company other than for Cause, (II) terminated by Executive for Good Reason, or (III) terminated due to Executive’s death or Disability, in each case, at any time other than during the Change of Control Period (as defined below), then subject to Sections 7, 8 and 15 below, Executive shall be entitled to receive the following severance benefits:

(i) Cash Payments. Severance pay (less applicable tax withholdings) in an aggregate gross amount equal to the sum of twelve (12) months of Executive’s Base Salary as then in effect, but not less than the highest Base Salary in effect during the prior twelve (12) month period, to be paid monthly for a period of twelve (12) months following the date of Executive’s termination of employment with the Company.

(ii) Equity Compensation Vesting Acceleration. The Stock Option and all other equity awards granted by the Company that are then outstanding and held by Executive shall partially accelerate their vesting, or if the Executive is then holding unvested restricted stock, the Company’s right to repurchase the then-unvested shares under each such equity award shall partially lapse, in either case, to the extent that Executive otherwise would have vested in such shares had he remained employed with the Company for a period of the greater of: (A) six (6) months or, (B) twelve (12) months minus the number of full months of continuous employment with the Company that Executive completed as of the date of Executive’s termination of employment with the Company. For example, if Executive’s employment with the Company terminated under this Section 5(a) on the date three (3) months and one day following the Start Date, then Executive’s then-outstanding equity awards will accelerate vesting as if Executive had remained employed with the Company for an additional nine (9) months thereafter. Any equity award granted by the Company that is (1) then outstanding and held by Executive, and (2) subject to achievement of performance objectives for which the applicable performance period has not yet ended, shall accelerate vesting as to the same number of months as Executive’s other equity compensation awards on the terms set forth above, based upon the number of shares under such equity award that would have vested had the applicable performance objectives been achieved at target levels.

(iii) COBRA. Subject to Executive timely electing to receive continuation coverage under Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), Company-paid health, dental and vision coverage at the same level of coverage as was provided to such Executive immediately prior to the termination of employment (the “Company-Paid Coverage”). If such coverage included Executive’s spouse and dependents immediately prior to the termination of employment, such spouse and dependents shall also be covered along the same terms. Company-Paid Coverage shall continue until the earlier of (A) twelve (12) months following the termination date, or (B) the date upon which Executive and his dependents become covered under another employer’s group plans. For purposes of COBRA, the date of the “qualifying event” for Executive and his dependents shall be Executive’s employment termination date.

(b) Termination Without Cause; Resignation for Good Reason; Death or Disability, During the Change of Control Period. If Executive’s employment with the Company is (I) terminated by the Company other than for Cause, (II) terminated by Executive for Good Reason, or (III) terminated due to Executive’s death or Disability, in each case, at any time during the Change of Control Period, then subject to Sections 7, 8 and 15 below, Executive shall be entitled to receive the following severance benefits:

(i) Cash Payments. A lump sum cash payment equal to two (2) times the sum of Executive’s annual Base Salary and Target Bonus, each as then in effect, but not less than the highest Base Salary and Target Bonus in effect during the prior twelve (12) month period, less applicable tax withholdings.

(ii) Equity Compensation Vesting Acceleration. The Stock Option and all other equity awards granted by the Company that are then outstanding and held by Executive shall accelerate vesting as to all unvested shares subject thereto, or if the Executive is then holding unvested restricted stock, the Company’s right to repurchase the then-unvested shares under each such equity award shall lapse as to all unvested shares subject thereto. In addition, any equity award granted by the Company that is (A) then outstanding and held by Executive, and (B) subject to achievement of performance objectives for which the applicable performance period has not yet ended, shall accelerate vesting as to one hundred percent (100%) of the number of shares under the equity award that would have vested had the applicable performance objectives been achieved at the target levels.

(iii) COBRA. Subject to Executive timely electing to receive continuation coverage under Title X of COBRA, Executive will receive the Company-Paid Coverage. If such coverage included the Executive’s dependents immediately prior to the termination of employment, such dependents shall also be covered along the same guidelines. Company-Paid Coverage shall continue until the earlier of (A) twelve (12) months following the termination date, or (B) the date upon which the Executive and his dependents become covered under another employer’s group plans. For purposes of COBRA, the date of the “qualifying event” for Executive and his dependents shall be Executive’s employment termination date.

(c) Voluntary Termination Without Good Reason; Termination for Cause. If Executive’s employment with the Company terminates other than pursuant to Executive’s death or Disability and either (i) voluntarily by Executive other than for Good Reason, or (ii) for Cause by the Company, then (A) all vesting under Executive’s outstanding equity awards will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (B) Executive will not be entitled to severance benefits.

6. Confidential Information. Executive agrees to enter into the Confidential Information and Invention Assignment Agreement with the Company (the “Confidential Information Agreement”).

7. Release of Claims. The receipt of any severance and other benefits described in Section 5(a) or Section 5(b) will be subject to Executive (or if applicable, Executive’s estate or beneficiaries) signing and not revoking a release of claims with the Company in the form set forth in Exhibit A attached hereto (the “Release”). The Release must become effective and irrevocable no later than fifty-two (52) days following Executive’s termination of employment with the Company (the “Release Deadline Date”). No severance payments or benefits under this Agreement shall be paid or provided unless and until the Release becomes effective. Any severance payment or benefit to which Executive is entitled shall be paid or provided by the Company in full, or with respect to installments shall commence, on the fifty-third (53rd) day following Employee’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Section 409A,

8. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s payments and benefits under this Agreement shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of cash payments in reverse chronological order (i.e., the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced), (2) cancellation of equity awards granted within the twelve-month period prior to a “change of control” (as determined under Code Section 280G) that are deemed to have been granted contingent upon the change of control (as determined under Code Section 280G), in the reverse order of date of grant of the awards (i.e., the most recently granted equity awards will be cancelled first), (3) cancellation of accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first) and (4) reduction of continued employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company shall bear all costs for fees related to the Accountants’ services in connection with any calculations contemplated by this Section 8.

9. Definitions. The following terms referred to in this Agreement shall have the following meanings:

(a) “Cause” shall mean (i) an act of personal dishonesty taken by Executive in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of Executive, (ii) Executive’s conviction of or plea of nolo contendere to a felony, (iii) an act by Executive which constitutes willful misconduct and is materially injurious to the Company, (iv) continued willful derelictions of Executive’s material duties to the Company after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that Executive has been willfully derelict in discharging his material duties, (v) Executive’s deliberate violation of a material Company policy, (vi) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company, or (vii) Executive’s willful and material breach of his obligations under this Agreement, the Confidential Information Agreement or any other written agreement with the Company.

(b) “Change of Control” shall mean, in one or a series of transactions:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (ii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the

Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person. For purposes of this subsection (ii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(c) “Change of Control Period” shall mean the period beginning on the date of the consummation of a Change of Control and ending on the date twelve (12) months following the consummation of such Change of Control.

(d) “Disability” shall mean Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(e) “Good Reason” shall mean, without the Executive’s written consent, (i) a reduction in the Executive’s Base Salary or Target Bonus (except pursuant to a reduction generally applicable to senior executives of the Company that does not exceed, individually or cumulatively, a ten percent (10%) reduction from the initial Base Salary or Target Bonus); (ii) a material diminution of Executive’s duties, authority or responsibilities (iii) relocation of the Executive’s primary office to a location more than fifty (50) miles from the Company’s current office location. In addition, upon any such voluntary termination for Good Reason the Executive must provide notice to the Company of the existence of one or more of the above conditions within one hundred eighty (180) days of its initial existence and Company must be provided at least thirty (30) days to remedy the condition.

(f) “Section 409A Limit” shall mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s separation from service with the Company; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Executive’s employment is terminated.

10. Attorneys’ Fees. The Company will reimburse Executive for reasonable attorneys’ fees incurred in the negotiation, preparation, and execution of this Agreement and related documentation in an amount not to exceed $10,000. Such reimbursement will be made within thirty (30) days of Executive’s submission of proper documentation of the fees to be reimbursed, but in no event later than December 31, 2013.

11. Assignment. This Agreement will be binding upon arid inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

at the Company’s then principal business address

Attn: The Board of Directors

If to Executive:

at the last residential address known by the Company.

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14. Integration. This Agreement, together with the Stock Plan, the Option Agreement and the Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

15. Code Section 409A.

(a) Notwithstanding any provision to the contrary herein, no Deferred Payments (as defined below) that become payable under this Agreement by reason of Executive’s termination of employment with the Company (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A. Further, if Executive is a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A on the date of Executive’s termination of employment (other than a termination of employment due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of Executive’s termination of employment, when they shall be paid in full arrears. All subsequent Deferred Payments, if any, will be paid in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s employment termination but prior to the six (6) month anniversary of his employment termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. For the purposes of this Agreement, “Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

(b) It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described below or resulting from an “involuntary separation from service” as described below. Any ambiguities or ambiguous terms herein will be interpreted to be exempt from or comply with the requirements of Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 15. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 15.

16. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

17. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

18. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

*****

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

/s/ Kieran Harty	Date: October 4, 2013
Chief Technology Officer

EXECUTIVE:

/s/ Ken Klein	Date: October 4, 2013

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Tintrí, Inc. (the “Company”) and Ken Klein (“Executive”).

WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the employment agreement by and between Company and Executive (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the parties hereby agree as follows:

1. Termination. Executive’s employment from the Company terminated on                      (the “Termination Date”).

2. Confidential Information. Executive shall remain bound by, and continue to comply with, his obligations, including the confidentiality requirements, under the Confidential Information and Invention Assignment Agreement entered into with the Company (the “Confidential Information Agreement”). Executive confirms that he has returned all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3. Release of Claims. Executive agrees that the severance consideration set forth in the Employment Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns (collectively, the “Releasees”), from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against any of the Releasees concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued under each such Act;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Executive under the Employment Agreement. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

4. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President, Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.

5. Civil Code Section 1542. Executive represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have under such code section, as well as under any statute or common law principles of similar effect.

6. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to in this Agreement. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

7. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

8. No Cooperation. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

9. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.

10. Costs. The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

11. Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

12. No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

14. Entire Agreement. This Agreement, together with the Confidential Information Agreement, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.

15. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Company.

16. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California,

17. Confidentiality. The contents, terms and conditions of this Agreement shall be kept confidential by Executive, except to the extent required by law.

18. Effective Date. This Agreement is effective eight (8) days after it has been signed by both parties.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties to this Agreement, with the full intent of releasing all claims. The parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Tintrí, Inc.

Dated:	By:

Ken Klein, an individual

Dated: